Exhibit 11
                                   THERMEDICS

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                     March 29,      March 30,
                                                          1997           1996
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   Computation of Primary Earnings per Share:

   Net Income (a)                                  $21,966,000    $ 5,257,000
                                                   -----------    -----------

   Shares:
     Weighted average shares outstanding            36,683,351     35,597,432

     Add: Shares issuable from assumed exercise
          of options (as determined by the
          application of the treasury stock method)    284,025              -

          Shares issuable from assumed conversion
          of subordinated convertible debentures     1,988,984              -
                                                   -----------    -----------
     Weighted average shares outstanding,
       as adjusted (b)                              38,956,360     35,597,432
                                                   -----------    -----------
   Primary Earnings per Share (a) / (b)            $       .56    $       .15
                                                   ===========    ===========